Exhibit  99  -  Press  release  issued  August  5,  2003
--------------------------------------------------------


SEMCO ENERGY, INC.                                            NEWS RELEASE
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334




FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6000  Ext.  6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Director  of  Corporate  Communications
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com
         ------------------------------



                SEMCO ENERGY REPORTS SECOND QUARTER 2003 RESULTS

     Farmington Hills, MI, August 5, 2003 - SEMCO ENERGY, INC. (NYSE: SEN) today reported a net loss of $20.6 million, or $1.09 per share, for the second quarter of 2003 compared to net income of $45,000, or breakeven on a per share basis, for the second quarter of 2002. The most significant item contributing to the decrease in earnings was $24.0 million of debt exchange and extinguishments costs, which after adjusting for income taxes, decreased net income by approximately $15.6 million, or $0.82 per share. These costs primarily represent premiums and other expenses the Company was required to pay in order to retire certain debt obligations. The remainder of the decrease in earnings is due to an increase in interest expense and a decrease in operating income. The increase in interest expense was due primarily to an increase in debt levels and the mix of long and short-term debt outstanding. During the second quarter of 2003, when compared to the second quarter of 2002, a larger portion of the Company's outstanding debt was long-term, which has a higher rate of interest than the Company's short-term debt.

     Marcus Jackson, Chairman, President and Chief Executive Officer, said, "The Company's construction business continues to experience intense competition as many companies aggressively bid to secure contracts. This segment incurred an operating loss of $1.9 million for the second quarter of 2003 compared to operating income of $1.9 million for the second quarter of last year. During the second quarter of last year, the southern division of our construction business experienced an acceleration of work on projects that had been scheduled for the second half of 2002, which caused a significant increase in workloads and profits during that quarter. We did not see similar work levels during the second quarter of this year." Mr. Jackson also said, "The underground gas distribution construction industry continues to produce weak results due to generally suppressed economic conditions and intense competition. Despite these short-term issues, we continue to believe that over the long term our construction business is positioned to realize increased profitability and market share as the activity in this sector returns to more normal levels."

     Mr. Jackson went on to say, "The Company's gas distribution business had operating income of $6.1 million during the second quarter of 2003, compared to $8.5 million for the second quarter of 2002. The decrease was due primarily to an increase in operating expenses and a decrease in gas sales margin due in part to warmer temperatures during this past quarter compared to the second quarter of last year."

     Mr. Jackson concluded by saying, "Two key accomplishments occurred during the second quarter. First, the Company settled its rate case with the Michigan Public Service Commission (MPSC) and we expect the new authorized customer rates, which became effective May 3, 2003, to increase annual revenues by $3.4 million and decrease annual depreciation expense by $1.4 million. The new rates were structured in a way that helps reduce the impact to the Company and its customers of colder or warmer than normal weather. The Company also completed a $300 million debt issuance with favorable interest terms. The majority of the proceeds were used to refinance and repurchase a portion of the Company's long-term debt and to repay short-term debt."

     For the six months ended June 30, 2003, the Company had a net loss of $10.0 million, or $0.53 per share, compared to net income of $11.4 million, or $0.62 per share, for the six months ended June 30, 2002. The decrease in results was due primarily to the same items that contributed to the decrease in quarterly results.

     For the twelve months ended June 30, 2003, the Company had a net loss of $12.4 million, or $0.66 per share, compared to a net loss of $.7 million, or $0.04 per share, for the twelve months ended June 30, 2002. Results for the twelve months ended June 30, 2003, include debt exchange and extinguishments costs, which reduced net income by $15.6 million. Results for the twelve months ended June 30, 2002, include losses from discontinued operations, restructuring charges, asset impairments and other unusual items, which amounted to $10.8 million. A significant decrease in operating results for the Company's construction business contributed to the reduction in earnings for the twelve months ended June 30, 2003, when compared to the same period of the prior year.

     Temperatures during the three and six-month periods ended June 30, 2003 were warmer than normal in Alaska and colder than normal in Michigan. The Company has estimated that the impact of the warmer than normal temperatures in Alaska and the colder than normal temperatures in Michigan offset one another and thus had little impact on net income for the three months and six months ended June 30, 2003. By comparison, during the second quarter of 2002, temperatures were colder than normal in both Alaska and Michigan. During the first six months of 2002, temperatures were slightly colder than normal in Alaska and warmer than normal in Michigan. The Company has estimated that variations from normal temperatures in Alaska and Michigan combined increased net income by approximately $.8 million during the second quarter of 2002 and decreased net income by approximately $1.5 million during the six months ended June 30, 2002.


BUSINESS  SEGMENT  RESULTS

GAS  DISTRIBUTION

     The Gas Distribution Business reported operating income of $6.1 million during the second quarter of 2003 compared to $8.5 million during the second quarter of 2002. The decrease was due primarily to increases in commercial insurance costs and employee benefit costs, including health care expense, pension expense and retiree medical expense. In addition, gas sales margin decreased, when compared to the second quarter of 2002, due primarily to warmer temperatures during the second quarter of 2003, a decrease in gas cost savings realized, and the impact of a reduction in customer rates at ENSTAR effective in September 2002. These items were partially offset by the impact of an increase in customer rates for the Company's MPSC customers in Michigan effective in May 2003 and the addition of new customers.

     Operating income for the six months ended June 30, 2003 was $36.6 million compared to $38.7 million during the six months ended June 30, 2002. The items discussed above that contributed to the decrease in quarterly results also contributed to the decrease in six-month results, with the exception of temperatures, which were colder during the six months ended June 30, 2003 and, therefore, partially offset the other items that contributed to the decrease in operating income.

     The Gas Distribution Business had 384,980 customers at June 30, 2003 compared to 377,480 at June 30, 2002. The volume of gas sold and transported during the three months ended June 30, 2003 and 2002 was 20.5 Bcf and 22.6 Bcf, respectively. During the six months ended June 30, 2003 and 2002, the volume of gas sold and transported was 63.1 Bcf and 61.2 Bcf, respectively.

CONSTRUCTION  SERVICES

     The Construction Services Business reported an operating loss of $1.9 million for the second quarter of 2003 compared to operating income of $1.9 million for the second quarter of 2002. Operating revenue for the second quarter of 2003 and 2002 was $19.9 million and $36.5 million, respectively. The decrease in revenues and operating results is due primarily to a significant reduction in work levels when compared to last year. During the second quarter of last year, the southern division of the construction business experienced an acceleration of work on projects that had been scheduled for the second half of 2002, which caused a significant increase in workloads and profits during the second quarter. The Company did not see similar work levels during the second quarter of this year. In addition, the construction services business has bid on numerous projects in 2003 but has not experienced the expected level of success in being awarded these projects due to the intense competition in the industry. The southern division also experienced unprecedented rainfall during the second quarter of 2003, which interrupted work execution for extended periods of time.

     The Construction Services Business reported an operating loss of $5.5 million for the first six months of 2003 compared to operating income of $.6 million for the six months ended June 30, 2002. Operating revenue for the first six months of 2003 and 2002 was $35.0 million and $62.1 million, respectively. The factors contributing to the decrease in second quarter results were also the primary contributor to the decrease in the six-month results. In addition, temperatures were colder than normal in the northern regions of the United States during the first quarter of 2003. As a result, frost conditions inhibited construction activity during the entire first quarter of 2003, which also contributed to the decrease in operating results during the six months ended June 30, 2003.

     The decrease in operating revenue was due primarily to the reduction in projects in the southern division and the ceasing of construction operations in certain regions of the northern division.


INFORMATION  TECHNOLOGY

     The operating income of the Information Technology Services Business for the second quarter of 2003 was $.2 million, which was essentially unchanged from the second quarter of 2002. Operating income for the first six months of 2003 and 2002 was $.4 million and $.3 million, respectively. The increase in operating income was due primarily to reductions in overhead and marketing costs.

     Operating revenue was $2.3 million during the second quarter of 2003 and during the second quarter of 2002. Operating revenue for the first six months of 2003 and 2002 was $4.4 million and $4.6 million, respectively.

PROPANE,  PIPELINES  AND  STORAGE

     The Propane, Pipelines and Storage Business reported operating income of $.3 million for the second quarter of 2003 compared to $.4 million for the second quarter of 2002. Operating income for the six months ended June 30, 2003 was $1.2 million compared to $1.0 million for the six months ended June 30, 2002. The increase was due primarily to colder temperatures, which increased propane sales and margins, and a decrease in operating expenses and business taxes.

     Operating revenue was $1.4 million for the three months ended June 30, 2003 and the three months ended June 30, 2002. Operating revenue during the first six months of 2003 and 2002 was $4.2 million and $3.7 million, respectively.


     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 385,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

    The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                                      # # #


                                                    SEMCO ENERGY, INC.
                                            NEWS RELEASE STATISTICS (UNAUDITED)
                                         (in thousands, except per share amounts)


                                                           THREE MONTHS ENDED     SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                                                JUNE 30,              JUNE 30,              JUNE 30,
                                                          --------------------  --------------------  --------------------
                                                            2003       2002       2003       2002       2003       2002
                                                          ---------  ---------  ---------  ---------  ---------  ---------
FINANCIAL SUMMARY
-----------------

  Operating revenues . . . . . . . . . . . . . . . . . .  $ 99,525   $106,100   $306,629   $262,011   $525,583   $471,344

  Restructuring and impairment charges . . . . . . . . .         -          -          -          -          -      6,103
  Other operating expenses . . . . . . . . . . . . . . .    95,738     95,759    275,363    223,051    476,568    412,901
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Operating income . . . . . . . . . . . . . . . . . . .     3,787     10,341     31,266     38,960     49,015     52,340

  Other income and (deductions)
    Interest expense . . . . . . . . . . . . . . . . . .    (9,052)    (7,477)   (17,009)   (15,151)   (33,126)   (31,216)
    Debt exchange and extinguishment costs . . . . . . .   (24,030)         -    (24,030)         -    (24,030)         -
    Other. . . . . . . . . . . . . . . . . . . . . . . .       781        709      1,479      1,034      2,683      2,003
                                                          ---------  ---------  ---------  ---------  ---------  ---------
      Total other income and (deductions). . . . . . . .   (32,301)    (6,768)   (39,560)   (14,117)   (54,473)   (29,213)

  Income tax expense . . . . . . . . . . . . . . . . . .   (10,033)     1,378     (2,637)     9,168     (1,666)     9,521
                                                          ---------  ---------  ---------  ---------  ---------  ---------

  Income before dividends on trust preferred securities
    and discontinued operations. . . . . . . . . . . . .   (18,481)     2,195     (5,657)    15,675     (3,792)    13,606
  Dividends on trust preferred securities,
    net of income taxes. . . . . . . . . . . . . . . . .    (2,150)    (2,150)    (4,300)    (4,300)    (8,601)    (8,603)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Income from continuing operations. . . . . . . . . . .   (20,631)        45     (9,957)    11,375    (12,393)     5,003
  Income (loss) from discontinued operations,
    net of income taxes. . . . . . . . . . . . . . . . .         -          -          -          -         10     (5,706)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss) available to common shareholders . .  $(20,631)  $     45   $ (9,957)  $ 11,375   $(12,383)  $   (703)
                                                          =========  =========  =========  =========  =========  =========

  Earnings per share - basic
    Net income from continuing operations. . . . . . . .  $  (1.09)  $   0.00   $  (0.53)  $   0.62   $  (0.66)  $   0.27
    Net income (loss) available to common shareholders .  $  (1.09)  $   0.00   $  (0.53)  $   0.62   $  (0.66)  $  (0.04)

  Earnings per share - diluted
    Net income from continuing operations. . . . . . . .  $  (1.09)  $   0.00   $  (0.53)  $   0.62   $  (0.66)  $   0.27
    Net income (loss) available to common shareholders .  $  (1.09)  $   0.00   $  (0.53)  $   0.62   $  (0.66)  $  (0.04)

  Cash dividends per share . . . . . . . . . . . . . . .  $  0.125   $  0.125   $  0.250   $  0.335   $  0.500   $  0.755

  Average number of common shares outstanding
    Basic. . . . . . . . . . . . . . . . . . . . . . . .    18,988     18,431     18,884     18,374     18,726     18,261
    Diluted. . . . . . . . . . . . . . . . . . . . . . .    18,988     18,472     18,884     18,400     18,726     18,261


                                                      SEMCO ENERGY, INC.
                                              NEWS RELEASE STATISTICS (UNAUDITED)
                                       (dollars in thousands, except per share amounts)


                                                               THREE MONTHS ENDED     SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                                                    JUNE 30,              JUNE 30,              JUNE 30,
                                                              --------------------  --------------------  --------------------
                                                                2003       2002       2003       2002       2003       2002
                                                              ---------  ---------  ---------  ---------  ---------  ---------
BUSINESS SEGMENT INFORMATION
------------------------------------------------------------

  Operating revenues
    Gas Distribution . . . . . . . . . . . . . . . . . . . .  $ 80,122   $ 70,355   $270,934   $201,807   $433,838   $340,746
    Construction Services. . . . . . . . . . . . . . . . . .    19,864     36,524     34,976     62,105     92,125    136,313
    Information Technology Services. . . . . . . . . . . . .     2,268      2,317      4,422      4,578      9,462      9,705
    Propane,Pipelines and Storage. . . . . . . . . . . . . .     1,414      1,416      4,241      3,654      7,645      6,979
    Corporate and Other (includes intercompany eliminations)    (4,143)    (4,512)    (7,944)   (10,133)   (17,487)   (22,399)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
      Total operating revenues . . . . . . . . . . . . . . .  $ 99,525   $106,100   $306,629   $262,011   $525,583   $471,344
                                                              =========  =========  =========  =========  =========  =========

  Operating income (loss)  (a)
    Gas Distribution . . . . . . . . . . . . . . . . . . . .  $  6,068   $  8,535   $ 36,601   $ 38,727   $ 56,950   $ 56,219
    Construction Services. . . . . . . . . . . . . . . . . .    (1,881)     1,939     (5,521)       629     (8,149)       252
    Information Technology Services. . . . . . . . . . . . .       157        143        377        319        660        513
    Propane, Pipelines and Storage . . . . . . . . . . . . .       323        381      1,221        990      2,177      1,779
    Corporate and Other (includes intercompany eliminations)      (880)      (657)    (1,412)    (1,705)    (2,623)    (6,423)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
      Total operating income . . . . . . . . . . . . . . . .  $  3,787   $ 10,341   $ 31,266   $ 38,960   $ 49,015   $ 52,340
                                                              =========  =========  =========  =========  =========  =========

OPERATING STATISTICS
------------------------------------------------------------

  Gas distribution:
    Volumes sold (MMcf). . . . . . . . . . . . . . . . . . .    10,785     11,645     40,545     38,207     67,395     64,573
    Volumes transported  (MMcf). . . . . . . . . . . . . . .     9,682     10,939     22,598     22,990     44,529     44,133
    Number of customers at end of period . . . . . . . . . .   384,980    377,480    384,980    377,480    384,980    377,480
    Weather statistics:
      Degree days
        Alaska . . . . . . . . . . . . . . . . . . . . . . .     1,545      1,863      4,976      5,672      8,696     10,650
        Michigan . . . . . . . . . . . . . . . . . . . . . .     1,041      1,039      4,647      4,043      7,272      6,232
      Percent colder (warmer) than normal
        Alaska . . . . . . . . . . . . . . . . . . . . . . .     (3.5)%      15.1%    (10.9)%       1.0%    (14.3)%       3.8%
        Michigan . . . . . . . . . . . . . . . . . . . . . .       9.8%      10.6%      10.6%     (3.8)%       8.2%     (8.1)%

  Construction:
    Feet of pipe installed (in thousands). . . . . . . . . .       976      1,189      1,427      2,244      4,381      6,983

  Propane Distribution:
    Gallons sold (in thousands). . . . . . . . . . . . . . .       717        783      2,662      2,386      4,769      4,342







(a)     Results  for the twelve months ended June 30, 2002 include restructuring charges, impairments and other unusual items.


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